EXHIBIT 16.1

October 24, 2022

Securities and Exchange Commission

   100 F Street, NE

   Washington, D.C. 20549

Commissioners:

We have read the statements made by Integrated BioPharma, Inc. under Item 4.01 of its Form 8-K dated October 24, 2022. We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Integrated BioPharma, Inc. contained therein.

Very truly yours,

/s/ Friedman LLP

East Hanover, New Jersey